PRESS RELEASE- IMMEDIATE RELEASE

CONTACT:     Matthew Coggins
Senior Vice President/Chief Marketing and Communications Officer
Enterprise Bank
978-656-5708
Matthew.Coggins@ebtc.com

DATE:        September 16, 2020

CHAIRMAN OF THE BOARD GEORGE L. DUNCAN ANNOUNCES
THE APPOINTMENT OF TWO NEW DIRECTORS

The Board of Directors of Enterprise Bank announces the appointment of Anita R. Worden and Nickolas Stavropoulos to the Board. Both individuals were also appointed to the board of directors of Enterprise Bank’s holding company, Enterprise Bancorp, Inc.

Anita R. Worden previously served as the Co-Founder, Chief Executive Officer and Director of Yaskawa Solectria Solar (formerly Solectria Renewables, LLC) headquartered in Lawrence, Massachusetts. Ms. Worden is a highly skilled senior executive, having founded multiple startups in high technology companies, with a specific focus on renewable energy and electric vehicle technology companies. She has also served the Greater Lawrence community concentrating on STEM education, ESL, and food security. Ms. Worden currently serves as a Trustee for Northern Essex Community College, the Essex County Community Foundation, and the Youth Development Organization. Ms. Worden has been recognized by the “Women to Watch” in Boston Business Journal and Mass High Tech, YWCA’s Annual Tribute to Women, ILC Immigrant Entrepreneur of the Year nominee, and Boston Globe Magazine and Commonwealth Institute’s Top 100 Women-Led Businesses in Massachusetts. Ms. Worden is a graduate of the Massachusetts Institute of Technology (MIT).

Nickolas Stavropoulos previously served as President and Chief Operating Officer of San Francisco-based Pacific Gas and Electric Company (PG&E). Before joining PG&E, Executive Vice President and Chief Operating Officer for National Grid USA, a multinational electricity and gas utility, from 2007 to 2011. Prior to that role, Mr. Stavropoulos was President of KeySpan Energy Delivery, where he led that company’s gas distribution group, field operations, and sales and marketing teams. He was also previously the Chief Financial Officer for Colonial Gas Company. Mr. Stavropoulos previously served on the boards of Enterprise Bank and Enterprise Bancorp, Inc. from 2002 until 2011, stepping down during his relocation to the West Coast. He has now returned to the Board, following his retirement from PG&E. Mr. Stavropoulos is an internationally sought-after speaker on the topics of leadership, workplace safety, and safety culture, and he serves as a director for various publicly traded, private, and non-profit organizations, including Ameresco, TRC Companies, Picarro, Mosaic, Bentley University, and the Gas Technology Institute. Mr. Stavropoulos holds degrees from Bentley University and Babson College and has completed executive management programs at Harvard University and Massachusetts Institute of Technology (MIT).

Chairman Duncan commented, “We are incredibly honored and proud to welcome Anita Worden and to welcome back Nickolas Stavropoulos to the Enterprise Bank Boards of Directors. Both of these individuals are professionals of the highest integrity who share a strong commitment to corporate governance and an adherence to the values upon which Enterprise was founded. Their outstanding leadership and community involvement will be tremendous assets to our Board and our Bank.”

Chief Executive Officer Jack Clancy stated, “Enterprise Bank is fortunate to be able to attract directors who are such accomplished leaders, having built and led successful businesses and high-performing teams. Their wealth of knowledge and experience bring to Enterprise a broad range of skills and perspectives. We are confident that their leadership and guidance will have a meaningful impact on the future of Enterprise Bank and the communities we serve.”

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Enterprise Bank has 25 full-service branches located in the Massachusetts communities of Lowell (2), Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Methuen, Tewksbury (2), Tyngsborough, and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is also in the process of establishing a branch office in North Andover, Massachusetts and anticipates that this location will open in early 2021. As of June 30, 2020, total assets of Enterprise Bancorp, Inc. amounted to $4.04 billion on a consolidated basis and total assets under management, which also includes loans serviced for others and wealth advisory assets under management, amounted to $5.01 billion.

Enterprise Bancorp, Inc. is listed on the NASDAQ Global Market under the stock symbol “EBTC.” For further information on Enterprise Bank, log on to our website at www.EnterpriseBanking.com.